UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 2, 2005

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Brannan Street

San Francisco, California 94107

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTE NTS

SECTION 4 – Matters Related to Accountants and Financial Statements

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

SECTION 8 – OTHER EVENTS

ITEM 8.01 Other Events

SIGNATURES

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

In connection with its review of the consolidated financial statements for the fiscal year ended December 31, 2004, management of Advent Software, Inc. (the “Company”) determined that the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004 should be amended to correct errors in those financial statements.

On March 2, 2005, management presented its findings and recommendation to the Audit Committee of the Board of Directors, which approved the recommendation of management to restate the financial statements for the quarters ended June 30, 2004 and September 30, 2004. The decision to restate these financial statements was made after management’s discovery and analysis of additional impairment charges related to vacating a facility in San Francisco, California that should have been recognized in the second quarter ended June 30, 2004. The Company will record corrections to recognize additional non-cash impairment charges of approximately $900,000 and to reduce impaired property and equipment assets by the same amount. These corrections had no impact on the Company’s financial statements in periods prior to the quarter ended June 30, 2004.

Management is currently evaluating whether these errors were the results of a control deficiency and, if so, whether the deficiency may be deemed to be a significant deficiency or a material weakness. As a result of these corrections, management has recommended and the Audit Committee has approved the restatement of its previously issued financial statements through the filing of an amended Form 10-Q for each of the quarters ended June 30, 2004 and September 30, 2004. In addition, the Company will also incorporate these corrections, as well as the corrections noted in Item 8.01 below, to its results of operations for its fourth quarter and fiscal year ended December 31, 2004 which results were furnished on a Form 8-K on February 1, 2005. These corrections will be reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) which the Company expects to file on or before March 16, 2005. The Company is working diligently to complete its review of these matters and to quantify the full impact of the necessary adjustments on each of the affected prior periods. However, due to the time and effort involved in determining the effect of these adjustments, in the event that the Company is unable to complete its analysis and file its 2004 Form 10-K by March 16, 2005, the Company will file a Form 12b-25 to delay the filing of its 2004 Form 10-K.

Item 8.01 Other Events

On March 2, 2005, management of the Company discussed with the Audit Committee of the Board of Directors the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission by letter to the accounting industry dated February 7, 2005 regarding certain operating lease accounting issues and their application under generally accepted accounting principles. Management and the Audit Committee discussed the issues regarding the Company’s method of accounting for tenant improvement allowances and rent holidays, and the Audit Committee concurred with management’s assessment that the Company’s accounting for these items was incorrect. As a result, the Company has recorded corrections to its previously reported results of operations for its fourth quarter and fiscal year ended December 31, 2004 which results were furnished on a Form 8-K on February 1, 2005. These corrections will increase rent expense by approximately $354,000 for the quarter and year ended December 31, 2004 and increase property and equipment assets and deferred rent on the balance sheet by approximately $1.2 million and $1.5 million, respectively, as of December 31, 2004. These corrections will be reflected in the Company’s 2004 Form 10-K which the Company expects to file on or before March 16, 2005. In the event that the Company is unable to file its 2004 Form 10-K by March 16, 2005, the Company will file a Form 12b-25 to delay the filing of its 2004 Form 10-K. The impact of the error in accounting for certain leases was not material to the consolidated financial statements for any previously reported annual or interim periods nor was the correction of the error material to the consolidated financial statements for the year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

By:	/s/ Graham V. Smith
Graham V. Smith Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

Dated: March 8, 2005